ANTONIO LUCIO APPOINTED TO EXPRESS, INC. BOARD OF DIRECTORS

Columbus, Ohio – December 2, 2021 - The Board of Directors of fashion apparel retailer Express, Inc. (NYSE: EXPR) has named Antonio J. Lucio as a Class III director, effective today.

Mr. Lucio, 61, is the Founder & Principal of 5S Diversity and an Executive Fellow at the Yale University School of Management. He was previously Global Chief Marketing Officer at Facebook, Inc.

"I am so pleased to welcome Antonio to the Express, Inc. Board of Directors. He is a seasoned and strategic leader who brings relevant skills and experience in marketing strategy, consumer insight, customer analytics, and innovation," said Mylle H. Mangum, Chairman of the Board.

"Antonio has had a positive impact at some of the most well-respected public companies and I look forward to his perspective and contributions. His track record of driving results while advancing inclusive leadership will add tremendous value as we accelerate our Diversity, Equity & Inclusion mission," said Tim Baxter, Chief Executive Officer.

Mr. Lucio is a seasoned marketing executive with nearly four decades of experience in the consumer and technology industries. His background includes positions at Facebook, HP, Visa, PepsiCo, Kraft/General Foods, and Proctor & Gamble. He has been recognized as one of the top five Most Influential CMOs by Forbes and as a champion of diversity by a number of organizations including ANA AIMM, Free the Work and the 3% Conference. He serves on the Boards of Adweek LLC and VidMob. Mr. Lucio holds a bachelor's degree in history from Louisiana State University.

About Express, Inc.
Grounded in versatility and powered by a styling community, Express is a modern, multichannel apparel and accessories brand whose purpose is to Create Confidence & Inspire Self-Expression. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 500 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

INVESTOR CONTACT
Greg Johnson
VP, Investor Relations
GJohnson@express.com
(614) 474-4890